Exhibit 10.1
January 28, 2008

AMENDMENT AND EXTENSION AGREEMENT

This Amendment and Extension Agreement (the “Amendment”) to the Amended and Restated Employment Agreement (the “Employment Agreement”) between Agilysys, Inc. (the “Company”) and Arthur Rhein (“Rhein”) is executed and effective as of January 28, 2008 (the “Effective Date”), by and between the Company and Rhein.

WHEREAS, the Employment Agreement provides for an Employment Term which ends on March 31, 2009;

WHEREAS, the Company and Rhein desire to extend and amend the Employment Agreement as provided for below to allow for the continued employment of Rhein beyond the term provided for in the Employment Agreement to enable the Company to implement its strategic plan and successfully recruit and hire a replacement Chief Executive Officer.

NOW THEREFORE, in consideration of the foregoing premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Except as otherwise stated in this Amendment, all initially capitalized terms used in this Amendment will have the respective defined meanings stated in the Employment Agreement.

2.	The Employment Term is extended for an additional year, from April 1, 2009 through March 31, 2010 (the “Extension Term”). It may be thereafter extended if the parties mutually agree to do so.

3.	During the Extension Term the Company may hire an executive to assume any or all of the duties of Chief Executive Officer, President, and Chairman of the Board, may elect such executive to any or all of such titles, may disclose and effect such filings as reasonable with respect same and may relieve Rhein of such assumed responsibilities, obligations and titles, all without default under the Employment Agreement, severance, change-in-control, or other cost to the Company under the Employment Agreement, or payment or incremental benefit to Rhein.

4.	During the Extension Term Rhein will report to the Board of the Company and the Board of the Company may elect to retain Rhein to provide such service and perform such duties and responsibilities as it may determine; provided, that none of such duties and responsibilities will be inconsistent with the type customarily performed by executive officers generally.

5.	Alternatively, at any time during the Extension Term, the Board may elect to terminate Rhein’s employment, subject to continuation of compensation, benefits, perquisites and plan participation as provided in Paragraph 7 below.

6.	On April 1, 2009, Rhein shall be granted 70,000 restricted shares of the Company’s Common Shares, which shall vest on March 31, 2010 based solely on the performance vesting terms applicable to “EVP LTIP Awards” as authorized and approved by the Compensation Committee of the Company’s Board in its special telephonic meeting of June 29, 2007; however, if Rhein retires, terminates without Good Reason or is terminated for Cause, Rhein will forfeit these restricted shares.

7.	During the Extension Term, Rhein shall be compensated at the same base compensation rate as is applicable for the final year of the Employment Term, shall receive all benefits and perquisites and participate in all plans as provided for in the Employment Agreement, and shall participate in the Company’s Annual Incentive Plan, subject to applicable performance targets, thresholds and similar terms. In the event the Board elects to terminate Rhein’s employment during the Extension Term pursuant to Paragraph 5 above, he shall continue to receive his base and annual incentive compensation and continue in all plan participation, benefits and perquisites provided for in the Employment Agreement for the balance of the Extension Term and shall vest in the shares granted pursuant to Paragraph 6 above subject to satisfaction of the applicable performance conditions.

8.	If, during the Extension Term, Rhein no longer holds the title of Chief Executive Officer of the Company he will not be entitled thereafter to the change-in-control benefits provided for in the Employment Agreement.

9.	Rhein’s address for purposes of notices is hereby changed to:

Arthur Rhein

101 Plaza Real South, #918

Boca Raton, FL 33432

10.	All of the terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

11.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

12.	Other than as provided above, the terms of the Employment Agreement shall continue during the Employment Term and the Extension Term, including with respect to change-in-control, retirement, death, good reason, cause and disability provisions; provided, that all such terms shall apply and be interpreted consistently with the foregoing and any inconsistencies or conflicts shall be resolved in favor of the terms and intent of this Amendment.

13.	Except as amended, modified and supplemented hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Amendment and Extension Agreement as of the date first written above.

Agilysys, Inc.

By: /s/ Howard V. Knicely
Name: Howard V. Knicely
Its: Compensation Committee Chair

/s/ Arthur Rhein
Arthur Rhein